EXHIBIT 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649

FOR IMMEDIATE RELEASE		Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600

Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551
ALON USA ANNOUNCES ACQUISITION OF THE KROTZ SPRINGS REFINERY FROM VALERO ENERGY
Company schedules conference call, including accompanying slides, for May 8, 2008 at 11:00 A.M. Eastern Time

DALLAS, TX — May 8, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) announced today that it has executed a definitive purchase agreement to acquire the Krotz Springs refinery from Valero Energy Corporation (NYSE: VLO) (“Valero”). The purchase price of this transaction consists of $333 million in cash plus an amount for working capital, including inventories, to be determined at closing. Also, both parties have agreed to a five year off-take agreement along with a service agreement for one year. Valero is eligible to receive potential “earn-out” payments for three years following closing. The transaction is expected to close during the latter portion of the second quarter or early in the third quarter of 2008, following satisfaction of customary closing conditions, including regulatory approvals.
The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 barrels per day (bpd), services multiple demand centers in the Southeast and East Coast markets through the low-cost Colonial pipeline. The 2007 refined product mix from the Krotz Springs refinery, with a current 6.5 complexity rating, consists of approximately 96% light products, with the following yields: 44% gasoline, 44% distillates and light cycle oils, 8% petrochemicals and 4% of heavy products.
David Wiessman, Executive Chairman of the Board for Alon USA, commented, “Krotz Springs refinery, which is being acquired at an attractive price, increases our refining capacity by 50%, reduces our risk profile and enhances our strategic objective to grow the Company and provides a new platform for our integrated business model. I want to thank Credit Suisse, Wachovia and Bank of America for their support of this transaction and to Alon Israel and its shareholders for the trust they have shown in the management of Alon USA by providing cash to support this deal. ”

“This refinery ranks among the lowest operating cost US refineries and placed in the first quartile for lowest maintenance costs, refinery utilization and liquid volume recovery in the latest Solomon survey,” said Jeff Morris, Alon’s President and CEO. “We believe we can further improve operations at the refinery with minimal costs and we plan to upgrade the refinery to produce low sulfur diesel and to process a Mars-like crude slate. We are also signing a 5-year off-take agreement with Valero for High Sulfur Diesel and Light Cycle Oil that should provide Alon with significant flexibility in terms of the timing of the anticipated refinery upgrades.
“We are very pleased to have joined ranks with a strong management team and group of employees that have achieved one of the best track records in the industry. We anticipate the existing management team to remain at the refinery following closing of the transaction, which we believe will facilitate the integration of Krotz Springs into our refinery portfolio under our current corporate infrastructure.”
The Krotz refinery is strategically located with the majority of its crude supply originating from two major pipelines and has a crude storage capacity of 665,000 barrels.
Financing for the transaction is expected to include a $245 million term loan arranged by Credit Suisse, which was also the M&A advisor for Alon in this deal. In addition, Wachovia has provided a commitment for a $425 million revolver facility with an accordion feature of an additional $75 million to support ongoing working capital needs and Alon has arranged for a $50 million letter of credit facility to support substantial hedging. This transaction is expected to generate strong free cash flow that should enable substantial delevering of the aforementioned debt in three years.
The Company has scheduled a conference call for Thursday, May 8, 2008, at 11:00 a.m. Eastern Time, to discuss the acquisition. To access the call, please dial 800-218-8862, or 303-275-2170, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the live call and view accompanying slides on the Alon corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 22, 2008 and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11114113. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements.  Forward-looking statements reflect our current expectations regarding future events, results or outcomes, including expectations regarding the consummation of the transactions and results and operations of the Krotz Springs refinery.  These expectations may or may not be realized.  Such statements are based on current beliefs, assumptions and judgments of Alon’s management which are subject to risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors, including a significant change in the timing of or the imposition of conditions or impediments to the closing of the proposed transactions, and changes in market or other conditions affecting operations of the Krotz Springs refinery following the acquisition. Additional factors that may affect future results of Alon are set forth on Alon’s filings with the Securities and Exchange Commission.
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